Exhibit 99.2

Fathom Holdings Prices Underwritten Public Offering of Common Stock

CARY, N.C., September 19, 2025 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven real estate services platform, today announced the pricing of an underwritten public offering of 3,000,000 shares of its common stock at a price of $2.00 per share.

The Company also has granted the underwriter of the offering a 45-day option to purchase up to an additional 15% of the shares of common stock offered in the underwritten public offering on the same terms and conditions. After the underwriting discount and anticipated expenses, the Company expects to receive net proceeds of approximately $5.4 million, not including exercise of the overallotment option. The offering is expected to close on September 22, 2025, subject to customary closing conditions. The Company intends to use the net proceeds from the offering for general corporate purposes.

Roth Capital Partners is acting as sole manager for the offering.

A shelf registration statement relating to the shares of common stock to be issued in the offering was filed with the Securities and Exchange Commission (the "SEC") and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus in connection with this offering will be filed with the SEC and, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by accessing the SEC's website, www.sec.gov.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven real estate services platform integrating residential brokerage, mortgage, title, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Encompass Lending, intelliAgent, LiveBy, Real Results, Verus Title, and Cornerstone. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains "forward-looking statements" that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including risks associated with general economic conditions, including rising interest rates; the Company’s ability to generate positive operational cash flow; risks associated with the Company's ability to continue achieving significant growth; the Company’s ability to continue its growth trajectory while achieving profitability over time; risks related to ongoing and future litigation; and other risks as set forth in the Risk Factors section of the Company's most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of the Company’s Form 10-K and other SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Investor Contact:

Investor Contact:
Matt Glover and Clay Liolios